December 3, 2007

To All Executive Officers and Directors:

This notice is to inform you of significant restrictions on your ability to trade any equity securities of Capital City Bank Group, Inc. (the “Company”) during an upcoming “blackout period” that will apply to the First National Bank of Alachua 401(k) Plan (the “Plan”).  This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s blackout periods related to earnings releases.

Fourth Quarter Blackout

As you know, our regular fourth quarter earnings blackout begins at the opening of the NASDAQ Stock Market on December 14, 2007 and will last until 48 hours after the Company’s fourth quarter earnings are announced, which is anticipated to be prior to the opening of the NASDAQ Stock Market on January 22, 2008.

Sarbanes-Oxley Blackout

The Plan will be merged into the Company’s 401(k) Plan.   Although the Company expects this change to be positive, there will be a period of time during the merger process when participants will be unable to direct or diversify investments in their individual accounts, or, obtain a loan from or distribution from the Plan.  The blackout period for the Plan will begin at 8:00 a.m. Eastern Time on December 31, 2007 and will end prior to the opening of the NASDAQ Stock Market on January 15, 2008.  Participants will be informed once the blackout period has ended.

As a result, under Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executive officers are prohibited by federal law from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company during the Blackout Period.  During the Blackout Period, you must not directly or indirectly purchase, sell, or otherwise acquire or transfer any equity security of CCBG.  However, since the Sarbanes-Oxley Blackout period coincides with our existing fourth quarter blackout period, your existing blackout period will not be increased.

As a reminder, the blackout policy and preclearance procedures also apply to transactions by your spouse and members of your immediate family sharing your household (as well as to transactions by certain of your affiliated trusts and other entities).

Should you have any questions, please do not hesitate to contact Robert H. Smith at (850) 402-7816, by email at bobs@ccbg.com, or by mail at 217 North Monroe Street, Tallahassee, Florida 32301.